Exhibit 99.1

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	John Hall
(212) 578-7888

DIANA MCKENZIE NAMED TO METLIFE’S BOARD OF DIRECTORS

NEW YORK, September 25, 2018 — MetLife, Inc. (NYSE: MET) today announced that Diana McKenzie has been elected to its board of directors, effective November 1, 2018.

McKenzie is chief information officer (CIO) for Workday, Inc., the enterprise cloud applications company. In this role, McKenzie oversees the company’s security and global information technology organization with responsibility for the internal deployment of Workday products, as well as other innovative technologies and programs that serve as best practices to IT organizations globally. She joined Workday in 2016 as the company’s first CIO.

Prior to joining Workday, McKenzie served as senior vice president and chief information officer for Amgen Inc., the manufacturer of human therapeutics. She held various technology roles during her 12 years with the company, applying leading-edge analytics and technologies.

“I am pleased to welcome Diana to MetLife’s board of directors,” said Steven A. Kandarian, chairman, president and chief executive officer of MetLife, Inc. “During her nearly three decades of experience Diana has been a technology leader and innovator and will bring digital and technology knowledge and perspective to the Board. I look forward to her guidance as MetLife continues to build out its digital capabilities to support its global operations and serve its customers.”

McKenzie has been an active leader in various trade, technology, and government organizations and has been recognized as one of the Top 50 Most Powerful Women in Technology by the National Diversity Council, as well as one of the Top 25 Women Lenders in SaaS by the SaaS Report.

McKenzie received her Bachelor of Science degree in computer information systems management from Purdue University.

With the addition of McKenzie, the MetLife board will be comprised of 12 directors, 11 of whom are independent.

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About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (MetLife), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements

This release may contain or refer to forward-looking statements. Forward-looking statements give expectations or forecasts of the future using terms such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other terms tied to future periods. Results could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements are based on assumptions and expectations. They involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. The company has no obligation to correct or update any forward-looking statement.